Securities and Exchange Commission

                      Washington, DC 20549

                           Form 8-K/A

                         Current Report

             Pursuant to Section 13 to 15(d) of the
                  Securities Exchange Act 1934

                 Date of Report August 27, 1996
                (Date of earliest event reported)



                     CalEnergy Company, Inc.
     (Exact name of registrant as specified in its charter)


Delaware                  1-9874             94-2213782
(State of other       (Commission File    (IRS Employee
jurisdiction of       Number)             Identification No.)
incorporation)

  302 South 36th Street, Suite 400,  Omaha,  NE          68131
   (Address of principle executive offices)             Zip Code


Registrant's Telephone Number, including area code: (402) 341-4500

                                N/A
 (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

On August 7, 1996 the Registrant completed the acquisition of Falcon Seaboard Resources, Inc. ("F.S.R.I."), including its ownership interest in three operating gas-fired cogeneration plants located in Texas, Pennsylvania and New York and a related natural gas pipeline, also located in New York, for a cash purchase price of $226 million. The three cogeneration facilities total 520 MW in capacity and sell power under long-term power purchase agreements.

The historical financial statements of F.S.R.I. included in Item 7 for periods prior to the acquisition present F.S.R.I. in its entirety, however, certain assets, liabilities and subsidiaries of F.S.R.I. not associated with the operating facilities acquired by the Registrant were distributed out of F.S.R.I. prior to the Registrant's acquisition of F.S.R.I. stock. The subsidiaries that were distributed prior to the acquisition were Falcon Seaboard Energy Services, Planergy, Inc., Target Energy, L.P., and all foreign subsidiaries. The assets and related liabilities distributed were primarily those related to F.S.R.I.'s oil and natural gas properties and operations. In addition, prior to the acquisition, existing common stock warrants were retired and employment and consulting agreements were terminated. See notes 1, 4, 6 and 7 to the historical financial statements.

The Registrant previously reported this event as Item 2 on Form 8-K dated August 7, 1996, noting that the financial statements would be filed at a later date. Such financial statements are included herein.

Item 7.  Financial Statements and Exhibits

  (a)  Financial statements of business acquired:

      Falcon Seaboard Resources, Inc.
        Independent Auditors' Report                         4
        Consolidated Balance Sheets
               as of December 31, 1995 and 1994              5
        Consolidated Statements of Operations and
           Retained Earnings (Deficit)
           for the Years Ended December 31,
           1995, 1994 and 1993                               7
        Consolidated Statements of Cash Flows
           for the Years Ended December 31,
           1995, 1994 and 1993                               8
        Notes to Consolidated Financial Statements           9

     Financial statements for the period ended June 30, 1996:

      Falcon Seaboard Resources, Inc.
        Consolidated Balance Sheet as of
            June 30, 1996 (unaudited)                       22
        Consolidated Statements of Operations for the Six
            Months Ended June 30, 1996 and 1995 (unaudited) 24 Consolidated Statements of Cash Flows for the Six
            Months Ended June 30, 1996 and 1995 (unaudited) 25
        Notes to Consolidated Financial Statements          26

  (b) Pro Forma Condensed Combined Unaudited Financial Data:
        Condensed Combined Unaudited Balance Sheet as of
            June 30, 1996                                   29
        Condensed Combined Unaudited Statement of Earnings
            for the year ended December 31, 1995            30
        Condensed Combined Unaudited Statement of Earnings
            for the six months ended June 30, 1996          31
        Notes to Pro Forma Condensed Combined Unaudited
            Financial Data                                  32

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
  Falcon Seaboard Resources, Inc.:

We have audited the accompanying consolidated balance sheets of Falcon Seaboard Resources, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations and retained earnings (deficit) and of cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 5, the Company changed its method of accounting for income taxes in 1993.



Deloitte & Touche LLP
Houston, Texas
March 29, 1996


        FALCON SEABOARD RESOURCES, INC. AND SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS
                   DECEMBER 31, 1995 AND 1994

                                          1995          1994
ASSETS                                ------------  ------------
Current assets:
Cash and cash equivalents             $ 25,565,297  $ 26,299,142
Accounts receivable                      7,297,629     7,934,293
Other receivables                          154,180       631,244
Prepaid expenses and other
 current assets                            648,806       655,668
Accounts receivable from affiliated
 partnerships (Note 2)                      43,195       357,604
                                       -----------  ------------
   Total current assets                 33,709,107    35,877,951
                                       -----------  ------------
Property and equipment:
Land                                      545,731        508,231
Cogeneration facility (Note 3)         115,565,836   115,443,829
Oil and gas investments                 34,914,366    33,375,155
Furniture, fixtures and equipment        5,378,898     4,433,750
                                       -----------  ------------
   Total                               156,404,831   153,760,965
Accumulated depreciation and
 depletion                            (60,926,060)  (53,164,008)
                                       -----------  ------------
Property and equipment, net             95,478,771   100,596,957
                                       -----------  ------------
Other assets:
Deferred taxes (Note 5)                  1,147,983     2,993,133
Inventory                                3,590,346     3,222,185
Restricted cash                            750,000       750,000
Goodwill, net of accumulated
 amortization of $86,675 and
 $28,737 in 1995 and 1994,
 respectively                            2,218,375     1,503,890
Investments in partnerships (Note 2)     7,994,293     4,506,346
Other                                    2,382,909       987,570
                                       -----------  ------------
   Total other assets                   18,083,906    13,963,124
                                       -----------  ------------
 TOTAL                                $147,271,784  $150,438,032
                                       ===========  ============

 The accompanying notes are an integral part of these financial statements.


             FALCON SEABOARD RESOURCES, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1995 AND 1994

                                           1995         1994
                                        ----------   ----------
Liabilities And Shareholder's Equity (Deficit)
Current liabilities:
Accounts payable                       $ 5,257,056  $ 3,337,272
Accrued liabilities                      4,421,863    8,045,550
Current portion of long-term
 debt (Note 3)                           9,848,625    8,683,047
                                       -----------   ----------
   Total current liabilities           19,527,544    20,065,869
                                       -----------   ----------
Long-term liabilities:
Long-term debt (Note 3)               113,785,569   123,745,331
Deferred revenue (Note 2)               8,745,170     8,391,509
Other                                   1,995,227     2,550,124
                                      ------------  -----------
   Total long-term liabilities        124,525,966   134,686,964
                                      ------------  -----------
Commitments and contingencies (Note 4)

Shareholder's equity (deficit) (Note 7):
Common stock, $.01 par value;
 1,000,000 shares authorized;
 1,192 and 1,100 shares issued
 and outstanding as of December
 31, 1995 and 1994, respectively               12            11
Paid-in capital                           204,988       204,989
Currency translation adjustment
 (Note 6)                                (184,551)    (229,469)
Retained earnings (deficit)             3,197,825   (4,290,332)
                                      ------------  -----------
   Total shareholder's equity
    (deficit)                           3,218,274   (4,314,801)
                                      ------------  -----------
TOTAL                                $147,271,784  $150,438,032
                                      ============  ===========


The accompanying notes are an integral part of these financial statements.

             FALCON SEABOARD RESOURCES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED
                            EARNINGS (DEFICIT)
           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                         1995         1994         1993
REVENUES:                            ----------   ----------   ----------
Electricity sales                   $72,004,451  $67,494,606  $66,653,174
Steam sales                           2,245,539    2,021,455    1,998,145
Oil and gas sales                     2,146,227    3,172,351    1,327,621
Project management revenue (Note 2)   2,733,683    2,274,106    1,712,146
Expense reimbursements (Note 2)       6,401,907    3,732,168    1,769,087
Project development revenue (Note 2)  2,892,154    7,491,073    2,155,855
Demand side management revenue        5,082,625    8,819,346            -
                                     ----------   ----------   ----------
   Total revenues                    93,506,586   95,005,105   75,616,028
                                     ----------   ----------   ----------
Operating costs:
Fuel, transportation and
 water (Note 4)                      32,778,470   30,746,036   32,201,567
Depreciation, depletion and
 amortization                         7,889,163    8,234,038    7,358,207
Operations                           12,441,193   15,657,730    6,061,473
Maintenance                           3,561,681    3,085,444    3,617,900
Project development                  11,517,202    8,038,577    9,569,259
                                    -----------   ----------   ----------
   Total operating costs             68,187,709   65,761,825   58,808,406
                                    -----------   ----------   ----------
Operating income                     25,318,877   29,243,280   16,807,622
                                    -----------   ----------   ----------
General and administrative expenses  16,996,276   12,376,030    7,079,665
                                    -----------   ----------   ----------
Other (income) expense:
Interest expense (Note 3)            14,979,955   16,128,153   15,435,032
Interest income                     (1,310,101)    (985,525)  (1,130,070)
Equity earnings from partnerships  (16,775,725)  (6,472,646)    (384,629)
Other (income) expense                 (22,901)      260,851       35,505
                                    -----------   ----------   ----------
   Total other (income) expense, net(3,128,772)    8,930,833   13,955,838
                                    -----------   ----------   ----------
Income (loss) before income tax      11,451,373    7,936,417  (4,227,881)
Net Income tax provision (benefit) (Note 5)3,963,2162,773,552 (1,408,832)
                                    -----------   ----------   ----------
Net income (loss) before cumulative effect
 of change in accounting principle 7,488,157 5,162,865 (2,819,049) Cumulative effect of change in
 accounting principle (Note 5)                -            -    3,831,443
                                    -----------   ----------   ----------
Net income                            7,488,157    5,162,865    1,012,394
Deficit, beginning of year          (4,290,332)  (9,453,197)  (9,465,591)
Distribution to shareholder                   -            -  (1,000,000)
                                    -----------   ----------   ----------
Retained earnings (deficit),
 end of year                       $  3,197,825 $(4,290,332) $(9,453,197)
                                    ===========   ==========   ==========

The accompanying notes are an integral part of these financial statements.


             FALCON SEABOARD RESOURCES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                              1995       1994          1993
OPERATING ACTIVITIES:                    -----------  -----------   ----------
Net income                              $  7,488,157  $  5,162,865  $1,012,394
Noncash items included in net income:
Depreciation, depletion and amortization   7,889,163     8,234,038   7,455,322
Deferred income taxes                      1,845,150     2,383,043  (1,544,733)
Undistributed earnings of partnerships   (3,487,947)    (3,996,671)   (358,486)
Deferred revenue                             353,661    (3,545,261)    111,734
Cumulative effect of change in accounting
 for income taxes                                  -             -  (3,831,443)
Changes in assets and liabilities
 that provided (used) cash:
Accounts receivable and other receivables  1,152,916       469,443    (864,129)
Inventory                                  (368,161)      (505,163)     91,219
Prepaid expenses and other current assets     81,344       722,070     522,832
Other assets                             (1,395,339)       176,160     478,964
Accounts receivable from affiliated
  partnerships                               314,409     2,681,785      68,994
Accounts payable                           1,693,721       900,308  (3,578,158)
Accrued liabilities                      (3,623,687)    (1,436,517)  4,709,705
Other long-term liabilities                (554,897)     1,371,962    (468,449)
                                         -----------    -----------  ----------
   Net cash provided by operating
     activities                           11,388,490    12,618,062   3,805,766
                                         -----------    -----------  ----------
Investing activities:
Property additions                       (2,477,313)    (3,057,247) (8,596,846)
Purchase of Subsidiaries                   (704,110)    (2,560,638)          -
Investments                                        -             -     (40,379)
                                         -----------    ----------- ----------
   Net cash used in investing activities (3,181,423)    (5,617,885) (8,637,225)
                                         -----------    ----------- ----------
Financing activities:
Repayments of debt                       (8,985,830)    (7,448,710) (6,548,752)
Borrowings of debt                                 -        92,169           -
Shareholder distribution                           -            -   (1,000,000)
                                         -----------    ----------- ----------
 Net cash used in financing activities   (8,985,830)    (7,356,541) (7,548,752)
                                         -----------    ----------- ----------
Effect of foreign currency translation        44,918       (60,652)    (55,471)
                                         -----------    ----------- ----------
Net decrease in cash and cash equivalents  (733,845)      (417,016)(12,435,682)
Cash and cash equivalents, beginning
  of year                                 26,299,142    26,716,158  39,151,840
                                         -----------    ----------- ----------
Cash and cash equivalents, end of year   $25,565,297   $26,299,142 $26,716,158
                                         ===========    =========== ==========
Supplemental disclosure of cash flow
 information:
Interest paid                            $13,913,263   $14,670,121 $15,223,486
                                         ===========    =========== ==========
Income taxes paid                        $ 2,415,562   $   235,000 $         -
                                         ===========    =========== ==========


The accompanying notes are an integral part of these financial statements.


        FALCON SEABOARD RESOURCES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying consolidated financial statements include the operations and accounts of Falcon Seaboard Resources, Inc. ("F.S.R.I.") and its wholly owned subsidiaries (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. The Company's five principal operating entities are: Falcon Seaboard Energy Corporation, Falcon Seaboard Pipeline Corporation, Falcon Seaboard Power Corporation, Falcon Seaboard Energy Services Inc., and Falcon Seaboard Oil Company and their wholly owned subsidiaries. Investments in partnerships which are not controlled by the Company are accounted for using the equity method of accounting.

Nature of Business

Falcon Seaboard Energy Corporation, through its operating subsidiaries, acquires, develops, owns and operates oil and natural gas properties for the benefit of affiliated power projects as well as for sale to third parties.

Falcon Seaboard Pipeline Corporation, through its operating subsidiaries, acquires, develops, owns and operates oil and natural gas properties for the benefit of affiliated power projects.

Falcon Seaboard Power Corporation ("FSPC"), through its subsidiaries, was formed to develop, design, own and operate cogeneration and independent power plants. FSPC is the parent company to Falcon Power Operating Company ("FPOC"), Northern Consolidated Power, Inc. ("Norcon") and Saranac Energy Company, Inc. ("SECI"). FPOC provides operations and maintenance services to the independent power plants owned by the Company and affiliated partnerships. Norcon holds general and limited partnership interests in a 79.9 megawatt cogeneration facility which began operations in December 1992. SECI holds general and limited partnership interests in a 240 megawatt cogeneration facility and a natural gas pipeline that supplies fuel to the facility. The pipeline began commercial operations in January 1994. The cogeneration facility began commercial operations in June 1994.

Falcon Seaboard Energy Services ("FSES"), formerly a subsidiary of FSPC, is the parent company to Planergy, Inc. ("Planergy") and Target Energy, L.P. ("Target"). Planergy and Target (100% owned subsidiaries), acquired during 1994 and 1995, respectively, provide energy consulting and demand side management services to various customers throughout the United States.

Falcon Seaboard Oil Company ("FSOC") acquires, develops, owns and operates oil and natural gas properties and is the parent company of Power Resources, Inc. ("PRI"), which owns and operates a 200 megawatt cogeneration facility.

Revenue Recognition - Revenue from cogeneration activities is recognized when electrical and steam output is delivered in accordance with contract terms. Revenue is recognized from sales of oil and gas when the product is delivered to the customer.

The Company receives revenues for providing development and other services to partnerships in which it holds an equity interest. When such costs are capitalized to the related facilities by the partnerships, the Company defers any profit associated with these services to the extent of the Company's economic interest in the partnership and amortizes these amounts over the life of the related facility.

Development Costs - The Company expenses all costs incurred in the design and development of projects in the initial stages until the contracts necessary for project completion are executed.

Inventory - Inventory is stated at the lower of average cost or market value.

Property and Equipment and Depreciation - Property and equipment are stated at cost. A maintenance and repair reserve is recorded based on the Company's long-term scheduled major maintenance plans for the PRI cogeneration facility. Other maintenance and repairs are charged to expense as incurred. Depreciation expense is computed using the straight-line or accelerated methods of accounting over the following useful lives:

    Furniture, fixtures and equipment      5 - 31 years
    Cogeneration facility                  6 - 20 years

The Company's method for assessing impairment of long-lived assets, except for oil and gas properties, is to compare the total net capitalized cost of the long-lived assets to the undiscounted future cash flows of the assets. Future net cash flows are determined using various estimates of future performance and exclude debt service.

Oil and Gas Operations - The Company follows the full cost method of accounting for oil and gas operations. Accumulated depletion at December 31, 1995 and 1994 totaled approximately $7,600,000 and $6,800,000, respectively. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells are capitalized. Costs associated with oil and gas properties are amortized using the units-of-production method based upon estimates of proved reserves. The Company evaluates the recoverability of its oil and gas properties by determining that the discounted future cash flows on an aggregated basis are sufficient to recover the net carrying value.

Federal Income Tax - The Company and its subsidiaries file a consolidated federal income tax return. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"("SFAS No. 109"). The provision for deferred income taxes reflects the tax effect of differences in the timing of recognizing revenues and expenses for tax and financial reporting purposes. Income taxes are recognized for (a) the amount of taxes payable or refundable for the current year, and (b) deferred tax liabilities and assets for the future consequences of events that have been recognized in the Company's financial statements or tax returns. The effects of income taxes are measured based on enacted tax law and rates. Deferred Debt Costs - Costs associated with securing PRI's term loan were capitalized and are being amortized over the period the term loan is outstanding. The amortization associated with such costs is included in interest expense.

Cash and Cash Equivalents - For purposes of reporting consolidated cash flows, cash equivalents represent short-term, highly liquid investments with an original maturity of less than three months.

Foreign Currency Translation Adjustments - Foreign currency translation adjustments result from the process of translating foreign currency denominated financial statements of certain foreign subsidiaries into U.S. dollars. Such adjustments are reported and accumulated as a separate component of equity (see
Note 6).

Goodwill - Goodwill resulting from the Planergy and Target acquisitions are being amortized on a straight-line basis over a period of 40 and 25 years, respectively.

Use of Estimates in Financial Statement Preparation - The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts as well as certain disclosures. The Company's financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

Accounting Pronouncements - In March 1995, the Financial
Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement had no impact on the Company's results of operations or financial position upon adoption in the fourth quarter of 1995.

2. INVESTMENT IN PARTNERSHIPS

The Company holds noncontrolling general and limited partnership interests in two partnerships, Saranac Power Partners, L.P. ("Saranac L.P."), and Norcon Power Partners, L.P. ("Norcon L.P."), which were formed to build, own and operate cogeneration facilities. The lenders to these partnerships have recourse only against these facilities and the income and revenues therefrom. The Company's stated partnership interest in each of these partnerships is 80%. The Company's economic interests in these partnerships are less than 80% until the outside limited partners' returns, as defined in the Partnership agreements, are achieved.

The Company previously received net payments totaling $7,276,107 from Norcon L.P. related to the development of its facility. The Company recorded 80% of the distribution as revenues and reflected the remaining 20% as deferred revenue in the consolidated balance sheet. The deferred revenue amount represents the Company's economic interest in the cash flows of the Norcon. L.P. The deferred balance will be amortized to income ratably over a 25-year period.

The Company received development and construction management fees totaling $3,968,480, $4,430,812 and $3,420,000 from Saranac L.P.
during 1995, 1994 and 1993, respectively. The Company recorded approximately 50% of the fees, net of related expenses, as revenue and reflected the remaining amount as deferred revenue in the consolidated financial statements. The deferred revenue percentage represents the Company's economic interest in the cash flows of Saranac L.P. The deferred balance will be amortized to income ratably over a 25-year period.

FPOC has contracted with Norcon L.P. and Saranac L.P. to provide operations and maintenance ("O&M") services to their cogeneration facilities and pipeline. The O&M agreements for the cogeneration facilities expire January 1, 2009, and July 1, 2010. The O&M agreement for the pipeline expires June 20, 2010. The O&M agreements provide for monthly and quarterly fees which are subject to escalation provisions and reimbursement of certain costs as specified in the applicable agreements. The amounts due under these agreements are included in the accounts receivable from affiliated partnerships in the accompanying balance sheets. The following is a summary of aggregated financial information for all investments owned by the Company which are accounted for under the equity method at December 31, 1995 and 1994 and for the three years ended December 31, 1995:

                                        1995         1994         1993
                                   ------------  ------------ -----------
Balance Sheets

 Assets:
   Current assets                 $ 33,704,972  $ 21,501,185
   Restricted cash and other assets  8,960,974    24,385,482
   Property and equipment (net)    417,394,648   434,976,297
                                  ------------  ------------
 Total assets                     $460,060,594  $480,862,964
                                  ============  ============
 Liabilities and Equity:
   Current liabilities             $19,477,135   $12,863,512
   Other accrued liabilities            38,325    17,650,447
   Long-term note payable          316,537,814   320,004,890
   Partner's capital               124,007,320   130,344,115
                                  ------------  ------------
 Total liabilities and equity     $460,060,594  $480,862,964
                                  ============  ============
 The Company's share of equity    $  7,994,293 $  4,506,346
                                  ============  ============
 Statements of Operations:
   Revenues                       $156,489,748   $95,263,117  $38,360,070
   Operating expenses             (79,805,603)  (49,541,574)  (19,007,353)
   Depreciation                   (18,153,265)  (12,018,552)   (5,209,723)
   General and administrative
    expenses                      (10,436,812)   (6,160,068)   (2,503,534)
   Interest expense - net         (26,919,967)  (22,236,279)  (12,316,649)
                                  ------------  ------------   -----------
    Net income (loss)             $ 21,174,101  $  5,306,644  $  (677,189)
                                  ============  ============   ===========
 The Company's share of net
   income                         $ 16,775,725  $  6,472,646  $   384,629
                                  ============  ============   ===========


The cogeneration facilities are qualifying facilities under the Public Utility Regulatory Act of 1978 ("PURPA") and their sales of electricity contracts are subject to the regulations under PURPA. In order to promote open competition in the industry, legislation has been proposed in the U.S. Congress that calls for either a repeal of sections of PURPA on a prospective basis or a significant restructuring of the regulations governing the electric industry, including sections of PURPA. Current federal legislative proposals would not abrogate, amend or modify existing contracts with electric utilities. The ultimate outcome of any proposed legislation is unknown at this time.

3. LONG-TERM DEBT

Long-term   debt   consisted  of  the  following  at  December   31,   1995
and 1994:

                                                  1995        1994
Planergy and Target notes payable            ----------- -------------
 to a bank and financing companies,
 secured by transportation equipment,
 principal and interest due monthly
 at interest rates of 8.0% to 13.75%,
 final payment due March 5, 1999.           $     17,373  $   312,422

PRI term loan payable to a consortium
 of banks with interest and principal
 due quarterly over a 15 year period.
 Payments began March 31, 1989.
 $55,000,000 of the original principal
 carried an interest rate of 10.385%.
 $110,000,000 of the original principal
 carries an interest rate of 10.625%.
 The loan is collateralized by all of
 the assets of PRI.                          124,393,747   132,989,998
Less deferred debt costs (net of
 accumulated amortization)                     (776,926)     (874,042)
                                            ------------  ------------
Net borrowings                               123,634,194   132,428,378
Less current portion                         (9,848,625)   (8,683,047)
                                            ------------   -----------
Long-term debt                              $113,785,569  $123,745,331
                                            ============   ===========

The effective interest rate also can be increased by payments under a Compensation Agreement included in PRI's term loan. The Compensation Agreement, which entitles two of the term lenders to receive quarterly payments equivalent to a percentage of PRI's discretionary cash flow (DCF) as separately defined in the agreement, became effective initially for a 13-year period beginning January 1, 1991 and ending December 31, 2003. Under certain conditions relating to the amount of PRI's cash flow and the restrictions on cash distributions, PRI has the option to replace the payment obligation in a quarter with a payment to be calculated in a future quarter added to the end of the initial term of the agreement. The Compensation Agreement entitles the lenders to payments totaling 10% of the DCF for the first ten years, 7.5% of the DCF for the next three years and 10% of the DCF for each quarter added to the initial term of the agreement. PRI recorded additional interest expense of $930,000 and $1,042,000 in 1995 and 1994, respectively, related to amounts owed under the Compensation Agreement. No payments were made under the Compensation Agreement during 1993.

In September 1995, Planergy elected to pay off all of its long-term obligations. No prepayment penalties were assessed.

Scheduled maturities of long-term debt are as follows:

        Year Ending December 31:

                 1996                  $9,848,625
                 1997                  11,228,748
                 1998                  12,805,000
                 1999                  14,267,500
                 2000                  16,087,500
                 Thereafter            60,173,747
                                      -----------
                 Total               $124,411,120
                                      ===========

Under PRI's term loan agreement, certain covenants and debt service coverage ratios must be met before cash distributions can be made to FSOC. PRI was in compliance with these requirements at December 31, 1995.

Effective June 5, 1989, PRI entered into an interest rate swap agreement with its lenders as a means of hedging floating interest rate exposure related to its 15-year term loan. The swap agreement was for initial notional amounts of $55,000,000 and $110,000,000, declining in correspondence with the principal balances, and effectively fixed the interest rates at 9.26% and 9.50%, respectively. During 1995, PRI paid $4,234,256 related to this agreement which was included in interest expense. PRI is exposed to credit loss in the event of nonperformance by the lender under the interest rate swap agreement. However, PRI does not anticipate nonperformance by the lender.

4. COMMITMENTS AND CONTINGENCIES

PRI has contracted to purchase natural gas for its cogeneration facility under two separate agreements: a ten-year agreement for up to 30,000 MMBTU per day, which expires in June 1997, and a fifteen-year agreement for 3,600 MMBTU per day, which expires September 2003. These agreements include annual price adjustments, and the 15-year agreement includes a provision which allows the seller to terminate the agreement with a two year written notice. As of December 31, 1995, the seller had not elected to terminate this agreement; therefore, the minimum volumes under the 15-year agreement are included in the future minimum payments under these contracts as follows:

           Year Ending December 31:
                 1996                 $22,153,418
                 1997                  17,471,722
                 1998                   3,499,164
                 1999                   3,569,454
                 2000                   3,641,022
                 Thereafter            10,364,036
                                       ----------
                 Total                $60,698,816
                                       ==========

The Company has contracted to purchase natural gas for its cogeneration facility under an 8-year agreement for up to 30,200 MMBTU per day through June 1997 and up to 49,200 thereafter through the expiration of the agreement in September 2003. The minimum volumes under the 8-year agreement are included in the future minimum payments under this contract as follows:

           Year Ending December 31:

                 1996                $  9,019,704
                 1997                  16,621,359
                 1998                  24,643,632
                 1999                  25,509,120
                 2000                  26,469,706
                 Thereafter            77,486,448
                                      -----------
                 Total               $179,749,969
                                      ===========

The Company has operating leases for office space and equipment used in oil and gas operations. Rental expenses for 1995, 1994 and 1993 were approximately $1,059,736, $696,917 and $394,492, respectively. FSOC has contracted for consulting and employment services through December 1, 2003. The payments under these employment and consulting agreements are guaranteed by F.S.R.I. but may be deferred at an interest rate of 10.5% per annum. Future minimum payments under these long term contractual obligations are approximately as follows:

           Year Ending December 31:
                 1996                 $ 3,398,178
                 1997                   3,283,770
                 1998                   2,786,566
                 1999                   2,660,460
                 2000                   2,536,505
                 Thereafter             7,350,455
                                       ----------
                 Total                $22,015,934
                                       ==========

All   of   PRI's  sales  of  electricity  and  steam  are   made   to   two
customers under long-term contracts which expire in 2003.

5. INCOME TAXES

The   Company   adopted   SFAS   No.  109  effective   January   1,   1993,
recording a cumulative effect of an accounting change that increased net income for 1993 by $3,831,443. The cumulative
effect    results   primarily   from   the   recognition   of    tax    net
operating loss carryforwards not previously recorded. In accordance with SFAS No. 109, income taxes are recognized for (a)
the amount of taxes payable or refundable for the current year, and (b) deferred tax liabilities and assets for the future consequences of events that have been recognized in the Company's financial statements or tax returns. The effects of income taxes are measured based on enacted tax laws and rates.

The   aggregate  amount  of  current  and  deferred  tax  expense  for  the years ended December 31, 1995, 1994 and 1993 is shown below:

                             1995         1994          1993
                          ---------    ----------    ----------
         Current         $2,118,066    $  390,509   $   135,901
         Deferred         1,845,150     2,383,043   (1,544,733)
                          ---------     ---------    ----------
         Total           $3,963,216    $2,773,552  $(1,408,832)
                          =========     =========    ==========

At December 31, 1995, the Company had tax net operating loss carryforwards and alternative minimum tax credit carryforwards of approximately $7,700,000 and $2,381,000, respectively, available to offset future federal income taxes. The tax net operating loss carryforwards will expire in 2004 and 2007 if not previously utilized. Temporary differences between income reported for income tax and financial reporting purposes result primarily from net operating loss carryforwards, intangible drilling costs, litigation accruals, maintenance reserves and depreciation. At December 31, 1995, and 1994, the Company had deferred tax assets and liabilities as shown below:

                                         1995           1994
                                      -----------    -----------
         Deferred tax asset           $ 9,141,880    $10,484,199
         Deferred tax liability       (7,993,897)    (7,491,066)
                                      -----------    -----------
         Net deferred tax asset       $ 1,147,983    $ 2,993,133
                                      ===========    ===========

6. CURRENCY TRANSLATION ADJUSTMENT

Following    is    an   analysis   of   the   change   in   the    currency
translation   adjustment   for  the  years   ended   December   31,   1995,
1994 and 1993:

                                          1995       1994      1993
                                       --------   --------  --------
  Currency translation adjustment
    at January 1                     $(229,469) $(168,817)  $(113,346)
  Current translation adjustments       44,918    (60,652)    (55,471)
                                       --------   --------    --------
  Current translation adjustment at
    December 31                      $(184,551) $(229,469)  $(168,817)
                                      =========  =========   =========

7. COMMON STOCK WARRANTS

In 1992, FSOC issued warrants for approximately 428 shares of its common stock. The warrants can be exercised any time until February 6, 2007 at a total exercise price of $3,576,986. If exercised, the warrants would represent 30% of all issued and outstanding stock of FSOC. If a public offering of its stock is made, FSOC has the right to redeem the warrants for $1,365,080. FSOC has agreed not to declare or pay any dividends while the warrants are outstanding.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of the estimated fair value of financial instruments are presented in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Fair value as used in SFAS No. 107 represents the amount at which the instrument could be exchanged in a current transaction between willing parties. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Judgment is necessarily required in interpreting market data, and the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair value at December 31, 1995 and 1994. The Company is unable to determine the fair value of the amounts due from affiliated partnerships due to the related party nature of the receivable.

                          December 31, 1995          December 31, 1994
                     ------------------------   --------------------------
                       Carrying     Estimated     Carrying      Estimated
                        Amount      Fair Value      Amount       Fair Value
                     -------------------------    -----------    -----------
Balance sheet
 financial instruments -
 Long-term debt-
 term loan          $ 123,616,821  $123,616,821   $132,115,956  $132,115,956
Other financial
 instruments - interest
 rate swap agreements               (19,146,518)                  (7,800,000)


Long-Term Debt - Borrowings under the term loan bear floating interest rates at current market levels, and, therefore, carrying values in the financial statements approximate fair value.

Interest Rate Swap Agreements - The fair value of interest rate swap agreements is based on termination values obtained from the lender.


                 FALCON SEABOARD RESOURCES, INC.
                   CONSOLIDATED BALANCE SHEETS
               JUNE 30, 1996 AND DECEMBER 31, 1995

                                        June        December
                                        1996          1995
                                    ----------    -----------
                                    (unaudited)
ASSETS
Cash and cash equivalents          $ 18,796,866  $ 18,790,432
Restricted cash                       7,863,160     7,524,865
Accounts receivable                   7,157,198     7,297,629
Accounts receivable from
 affiliated partnerships              1,660,872        43,195

Property and equipment:
Land                                    595,731       545,731
Cogeneration facility               115,626,910   115,565,836
Oil and gas investments              23,747,199    34,914,366
Furniture, fixtures and equipment     5,660,777     5,378,898
                                    -----------   -----------
   Total                            145,630,617   156,404,831
Accumulated depreciation
 and depletion                     (64,954,565)  (60,926,060)
                                    -----------   -----------
   Property and equipment, net       80,676,052    95,478,771
                                    -----------   -----------
Goodwill, net of accumulated
 amortization of $121,093 and
 $86,675, respectively                2,183,956     2,218,375
Investment in partnerships            9,117,007     7,994,293
Deferred taxes                        2,392,482     1,147,983
Other assets                         10,119,425     6,776,241
                                    -----------   -----------
Total assets                       $139,967,018  $147,271,784
                                    ===========   ===========

 The accompanying notes are an integral part of these financial statements.


                 FALCON SEABOARD RESOURCES, INC.
                   CONSOLIDATED BALANCE SHEETS
               JUNE 30, 1996 AND DECEMBER 31, 1995


                                      June 30,    December 31,
                                        1996         1995
                                     ----------   -----------
                                    (unaudited)
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Accounts payable                   $    718,103  $  5,257,056
Accrued liabilities                   8,183,526     4,421,863
Project finance loans               119,493,114   123,634,194
Other liabilities                             -     1,995,227
                                    -----------   -----------
Total liabilities                   128,394,743   135,308,340

Deferred revenue                      8,604,813     8,745,170

Shareholders Equity:
Common Stock, $.01 par value;
 1,000,000 shares authorized;
 1,192 shares issued and
 outstanding                                 12            12
Paid in capital                         204,988       204,988
Retained earnings                     2,762,462     3,013,274
                                    -----------   -----------
   Total shareholders equity          2,967,462     3,218,274
                                    -----------   -----------
Total                              $139,967,018  $147,271,784
                                    ===========   ===========


 The accompanying notes are an integral part of these financial statements.

                 FALCON SEABOARD RESOURCES, INC.
              CONSOLIDATED STATEMENT OF OPERATIONS

                                         Six Months Ended
                                             June 30,
                                    ---------------------------
                                       1996            1995
                                    -----------     -----------
                                            (unaudited)
Revenues:
Cogeneration sales                 $ 39,986,263   $ 37,033,578
Oil and gas sales                     1,310,938        931,350
Energy services revenue               2,693,455      2,071,423
Project development management
 revenue                              1,617,403      1,448,760
                                    -----------    -----------
Total revenues                       45,608,059     41,485,111

Operating Cost:
Fuel, transportation and
 water cost                          18,681,498     15,995,699
Operations                            3,349,400      3,851,111
Maintenance                           1,855,885      1,752,656
Depreciation, depletion and
 amortization                         4,132,018      3,839,467
Loss from write-off of oil
 and gas investments                 11,183,488              -
                                    -----------    -----------
 Total operating costs               39,202,289     25,438,933
                                    -----------    -----------
Operating income                      6,405,770     16,046,178

General and administrative
 expenses                            13,511,002     11,788,619
Other (Income) Expenses:
Interest expense                      7,099,082      7,674,543
Interest income                       (665,702)      (667,727)
Equity earnings in partnerships    (13,162,446)    (8,859,553)
Other income, net                       (3,134)         55,273
                                    -----------    -----------
 Other income, net                  (6,732,200)    (1,797,464)
                                    -----------    -----------
Income (loss) before income tax       (373,032)      6,055,023

Income tax provision (benefit)        (128,696)      2,119,258
                                    -----------    -----------
Net Income (loss)                  $  (244,336)    $ 3,935,765
                                    ===========    ===========
The accompanying notes are an integral part of these financial statements.


         FALCON SEABOARD RESOURCES, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Six Months Ended
                                                  June 30,
                                      ---------------------------
                                            1996          1995
                                        -----------   -----------
OPERATING ACTIVITIES:                          (Unaudited)
Net income(loss)                        $ (244,336)   $ 3,935,765
Adjustments to reconcile net cash flows
 from operating activities:
Depreciation, depletion and amortization  4,132,018     3,839,467
Deferred income taxes                   (1,244,499)       998,782
Undistributed earnings of partnerships  (1,122,714)   (8,859,553)
Deferred revenue                          (140,357)     (174,149)
Loss from write-off of oil and gas
  investments                            11,183,488             -
Changes in assets and liabilities:
Accounts receivable                         140,431     1,148,857
Other assets                            (2,683,910)     (249,859)
Accounts receivable from affiliated
 partnerships                           (1,617,677)       357,604
Accounts payable                        (4,538,953)   (2,548,795)
Accrued liabilities                       3,761,663   (2,230,082)
Advance due to partnerships                       -       584,377
Other long-term liabilities             (1,995,227)        15,368
                                        -----------   -----------
   Net cash flows from operating
     activities                           5,629,927   (3,182,218)
                                        -----------   -----------
Investing activities:
Property additions                        (409,274)     (653,846)
Increase in restricted cash               (338,295)             -
Other                                             -        19,158
Distributions from partnerships                   -     6,526,930
                                        -----------   -----------
   Net cash flows from investing
     activities                           (747,569)     5,892,242
                                        -----------   -----------
Financing activities:
Repayments of debt                      (4,869,448)   (4,303,677)
                                        -----------   -----------
Net cash flows from financing
  activities                             4,869,448)   (4,303,677)
                                        -----------   -----------
Effect of foreign currency translation      (6,476)        22,036
                                        -----------   -----------
Net increase decrease in cash and
  cash equivalents                            6,434   (1,571,617)
                                        -----------   -----------
Cash and cash equivalents, beginning
  of year                                18,790,432    26,299,142
                                        -----------   -----------
Cash and cash equivalents, end of year  $18,796,866   $24,727,525
                                        ===========   ===========
Supplemental disclosure of cash flow information:
Interest paid                           $ 6,565,254   $ 7,032,672
                                        ===========   ===========
Income taxes paid                       $ 1,116,000   $ 1,236,000
                                        ===========   ===========

The accompanying notes are an integral part of these financial statements.

                FALCON SEABOARD RESOURCES, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  General:

In the opinion of management of Falcon Seaboard Resources, Inc. (the "Company"), the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 1996 and the results of operations and cash flows for the six months ended June 30, 1996 and 1995.

The results of operations for the six months ended June 30, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year.

Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation. Such reclassification did not impact previously reported net income or retained earnings.

2.  Other Footnote Information:

Reference is made to the Company's December 31, 1995 audited financial statements, included in this Form 8-K/A, that included information necessary or useful to the understanding of the Company's business and financial statement presentations. In particular, the Company's significant accounting policies and practices were presented as Note 1 to the consolidated financial statements included in that report. Reference is also made to CalEnergy Company Inc.'s ("CECI") form 8-K dated August 21, 1996 identifying important factors that could cause CECI's actual results to differ materially from those projected in forward-looking statements of CECI made by or on behalf of CECI.

3.  Subsequent Event:

On August 7, 1996, CECI acquired 100% of the outstanding stock of F.S.R.I. for $226,000,000. Certain assets, liabilities and subsidiaries of F.S.R.I. were distributed out of F.S.R.I. prior to CECI's acquisition of F.S.R.I. stock. The subsidiaries that were distributed prior to the acquisition were Falcon Seaboard Energy Services, Planergy, Inc., Target Energy, L.P. and all foreign subsidiaries. The assets and related liabilities distributed were those primarily related to F.S.R.I.'s oil and natural gas properties and operations. In addition, prior to the acquisition, existing common stock warrants were retired and employment and consulting agreements were terminated.


   PRO FORMA CONDENSED COMBINED UNAUDITED FINANCIAL DATA

The following Pro Forma Condensed Combined Unaudited
Balance Sheet as of June 30, 1996 and the Pro Forma
Condensed Combined Unaudited Statements of Earnings for the year ended December 31, 1995 and the six months ended June
30, 1996 of CalEnergy Company, Inc. (the "Company") combine the historical consolidated balance sheets of the Company, and (i) Falcon Seaboard Resources, Inc. ("F.S.R.I.") and
(ii) BN Geothermal, Inc., Niguel Energy Company, San Felipe
Energy Company and Conejo Energy Company (collectively referred to as the "Acquired Companies") as if the acquisitions of F.S.R.I. and the Acquired Companies had been effected on June 30, 1996 and the historical statements of earnings as if the acquisitions of F.S.R.I.
and the Acquired Companies had been effected at the beginning of each of the periods presented. The acquisitions of F.S.R.I. and the Acquired Companies are recorded under the purchase method of accounting, after giving effect to the applicable pro forma adjustments and assumptions described in the accompanying notes.

The Company has completed its preliminary assessment of the fair values of F.S.R.I. and the Acquired Company's assets and liabilities. The Company expects to finalize its fair value assessment in 1996. Accordingly, the final combined amounts may differ from the pro forma amounts set forth herein.

The pro forma condensed combined unaudited financial data are intended for information purposes only and are not intended to present the results that would have actually occurred if the acquisition of F.S.R.I. and the Acquired
Companies had been in effect on the assumed dates and for the assumed periods, and are not necessarily indicative of the results that may be obtained in the future.

              PRO FORMA CONDENSED COMBINED UNAUDITED BALANCE SHEET
                                  June 30, 1996
                                 (In thousands)


                                                        (3B)
                                                    Companies     (3A&C)
                                   The    F.S.R.I.     not       Pro Forma   Pro Forma
                                Company Consolidated Acquired   Adjustments  Combined
                               -------- ------------ ---------  -----------  ---------
Assets
Cash and Investments           $  253,661   $18,797 $   (312)    $(194,000)  $  78,146
Joint venture cash and
  investments                      55,828         -         -             -     55,828
Restricted cash                    79,237     7,863         -             -     87,100
Short-term investments              3,295         -         -             -      3,295
Accounts receivable                79,771     7,157   (1,275)             -     85,653
Due from Joint Ventures            17,215     1,661   (1,483)             -     17,393
Properties, plants, contracts
  and equipment, net            2,028,624    80,676  (17,423)       104,654  2,196,531
Notes receivable-partnerships      11,909         -         -             -     11,909
Excess of cost over fair value
  of net assets acquired, net     297,807     2,184   (2,184)        99,206    397,013
Equity investments                 59,595     9,117         -       136,375    205,087
Deferred income taxes                   -     2,393     1,607       (4,000)          -
Deferred charges and other
  assets                           88,185    10,119   (4,849)         3,418     96,873
                               ----------   -------  --------    ----------  ---------
  Total assets                 $2,975,127  $139,967 $(25,919)    $  145,653 $3,234,828
                               ==========   =======  ========    ==========  =========
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable               $    6,753  $    718 $   (718)    $        - $    6,753
Other accrued liabilities          91,575     8,184   (1,167)         4,000    102,592
Revolving line of credit                -         -         -        35,000     35,000
Project finance loans             187,172   119,493      (15)             -    306,650
Construction loans                305,870         -         -             -    305,870
Senior discount notes             501,798         -         -             -    501,798
Salton Sea notes and bonds        563,035         -         -             -    563,035
Limited recourse senior
  secured notes                   200,000         -         -             -    200,000
Convertible subordinated
  debentures                      100,000         -         -             -    100,000
Convertible debt (Note 13)         64,850         -         -             -     64,850
Deferred income taxes             235,995         -         -        91,206    327,201
                               ----------   -------  --------    ----------  ---------
Total liabilities               2,257,048   128,395   (1,900)       130,206  2,513,749

Deferred income                    26,213     8,605      (15)       (8,590)     26,213
Convertible preferred
  securities of subsidiary        103,930         -         -             -    103,930

Total stockholders' equity        587,936     2,967  (24,004)        24,037    590,936
                               ----------   -------  --------    ----------  ---------
Total liabilities and
  stockholders' equity         $2,975,127  $139,967 $(25,919)    $  145,653 $3,234,828
                               ==========   =======  ========    ==========  =========

    The accompanying notes are an integral part of these pro forma unaudited condensed financial statements.

          PRO FORMA CONDENSED COMBINED UNAUDITED STATEMENTS OF EARNING
                      for the Year Ended December 31, 1995
                      (In thousands, except per share data)
                                                                                  (3B)
                                           (1,2C&D)                             Companies  (1,3D)
                           The   Acquired  Pro Forma   The Company  F.S.R.I.     not      Pro Forma   Pro Forma
                         Company Companies Adjustments As Adjusted Consolidated Acquired  Adjustments Combined
                         ------- --------- ----------- ----------- ------------ --------- ----------- ---------
Revenues:
Sales of electricity
  and steam             $335,630  $     -    $97,728     $433,358    $74,250     $     -     $     -   $507,608
Royalty income            19,482        -        980       20,462          -           -           -     20,462
Interest and other income 43,611        -      (959)       42,652     20,589      16,580     (9,700)     36,961
                        --------  -------    -------     --------    -------     -------    --------    -------
 Total revenues          398,723        -     97,749      496,472     94,839      16,580     (9,700)    565,031
                        --------  -------    -------     --------    -------     -------    --------    -------
Cost and expenses:
Plant operations          79,294        -     45,604      124,898     48,782       6,366           -    167,314
General and administration23,376    2,740      1,064       27,180     28,513      27,288       (375)     28,030
Royalties                 24,308        -          -       24,308          -           -           -     24,308
Depreciation and
  amortization            72,249        -     24,994       97,243      7,889       1,486      13,717    117,363
Interest                 134,637        -     10,937      145,574     14,980         198       2,450    162,806
 Less interest
  capitalized           (32,554)        -    (1,347)     (33,901)          -           -           -   (33,901)
                        --------  -------    -------     --------    -------     -------     -------    -------
 Total costs and expenses301,310    2,740     81,252      385,302    100,164      35,338      15,792    465,920
                        --------  -------    -------     --------    -------     -------     -------    -------
Income (loss) before provision
 for income taxes         97,413  (2,740)     16,497      111,170    (5,325)    (18,758)    (25,492)     99,111
Equity in (earnings) loss
  of affiliates              362        -          -          362   (16,776)           -      12,249    (4,165)
Provision for income taxes30,631  (2,959)      5,363       33,035      3,963           -     (6,013)     30,985
                        --------  -------    -------     --------    -------     -------     -------    -------
Income (loss) before
  minority interest and
  preferred dividends     66,420      219     11,134       77,773      7,488    (18,758)    (31,728)     72,291
Minority interest          3,005        -    (3,005)            -          -           -           -          -
                        --------  -------    -------     --------    -------     -------     -------   --------
Net income (loss)         63,415      219     14,139       77,773      7,488    (18,758)    (31,728)     72,291
Preferred dividends        1,080        -          -        1,080          -           -           -      1,080
                        --------  -------    -------     --------    -------     -------     -------   --------
Net income (loss) available to
 common stockholders    $ 62,335  $   219    $14,139     $ 76,693    $ 7,488   $(18,758)   $(31,728)   $ 71,211
                        ========  =======    =======     ========    =======     =======     =======   ========
Net income per
  share-primary         $   1.25                         $   1.45                                      $   1.35
                        --------                         --------                                      --------
Net income per
  share-fully diluted   $   1.18                         $   1.37                                      $   1.29
                        --------                         --------                                      --------
Average number of shares
 outstanding-primarily    49,971                           52,772                                        52,772
                        --------                         --------                                      --------
Fully diluted shares      57,742                           60,543                                   60,543
                        --------                         --------                                 --------

    The accompanying notes are an integral part of these pro forma unaudited condensed financial statements.

          PRO FORMA CONDENSED COMBINED UNAUDITED STATEMENTS OF EARNING
                     for the Six Months Ended June 30, 1996
                      (In thousands, except per share data)

                                                                                       (3B)
                                                (1,2C&D)                            Companies    (1,3D)
                               The    Acquired Pro Forma   The Company   F.S.R.I.      not     Pro Forma  Pro Forma
                             Company Companies Adjustments As Adjusted Consolidated Acquired  Adjustments  Combined
                             ------- --------- ----------- ----------- ------------ --------- ----------- ---------
Revenues:
Sales of electricity and
  steam                     $180,679    $     -   $18,250   $198,929    $39,986     $     -    $     -    $238,915
Royalty income                 5,015          -         -      5,015          -           -                  5,015
Interest and other income     20,456          -       436     20,892      6,291       4,327     (4,850)     18,006
                            --------    -------   -------   --------    -------     -------    --------    -------
 Total revenues              206,150          -    18,686    224,836     46,277       4,327     (4,850)    261,936
                            --------    -------   -------   --------    -------     -------    --------    -------
Cost and expenses:
Plant operations              41,38          -     9,911     51,298     23,886        1,146           -     74,038
General and administration    10,739       684         -     11,423     13,511       12,860       (226)     11,848
Royalties                     10,271         -         -     10,271                       -           -     10,271
Depreciation and amortization 43,713         -     5,259     48,972     15,316       12,052       6,859     59,095
Interest                      71,504         -     1,700     73,204      7,099           25       1,225     81,503
 Less interest capitalized   (23,508)        -         -   (23,508)                       -           -   (23,508)
                            --------   -------   -------   --------    -------      -------     -------    -------
 Total costs and expenses    154,106       684    16,870    171,660     59,812       26,083       7,858    213,247
                            --------   -------   -------   --------    -------      -------     -------    -------
Income (loss) before provision
 for income taxes             52,044     (684)     1,816    53,176    (13,535)     (21,756)    (12,708)     48,689
Equity in (earnings) loss of
 affiliates                    2,774        -         -      2,774    (13,162)            -       6,125    (4,263)
Provision for income taxes    15,537    (644)       683     15,576       (129)            -       1,277     16,724
                            --------   -------   -------   --------   -------      -------     -------    -------
Net income (loss)           $ 33,733   $  (40)   $ 1,133    $34,826   $  (244)    $(21,756)   $(20,110)   $ 36,228
                            ========   =======   =======    =======   =======      =======     =======    ========
Net income per share-primary$   0.62                        $  0.64                                       $   0.66
                            --------                        -------                                       --------
Net income per share-fully
 diluted                    $   0.59                        $  0.60                                       $   0.63
                            --------                        -------                                       --------
Average number of shares
 outstanding-primarily        54,836                         54,836                                         54,836
                            --------                        -------                                       --------
Fully diluted shares          64,726                         64,726                                         64,726
                            --------                        -------                                       --------

    The accompanying notes are an integral part of these pro forma unaudited condensed financial statements.


       NOTES TO PRO FORMA CONDENSED CONSOLIDATED UNAUDITED
                         FINANCIAL DATA

                      (Table in thousands)

On August 7, 1996, CalEnergy Company, Inc. (the "Company") acquired all of the stock of Falcon Seaboard Resources, Inc. ("F.S.R.I."), including its ownership interests in three operating gas-fired cogeneration plants, Saranac Power Partners, L.P., Power Resources, Inc. and Norcon Power Partners, L.P., for $226 million in cash. Certain assets, liabilities and subsidiaries of F.S.R.I. were distributed out of F.S.R.I. prior to the Company's acquisition of F.S.R.I. stock.

On April 17, 1996, a subsidiary of the Company acquired all of the stock of BN Geothermal, Inc. ("BNG"), Niguel Energy Company ("Niguel"), San Felipe Energy Company ("San Felipe") and Conejo Energy Company (collectively referred to as the "Acquired Companies") from Edison Mission Energy for $70 million. The Acquired Companies own 50% partnership interests in each of the Imperial Valley partnership projects (the "Partnership Projects") in which the Company had an existing 50% ownership interest resulting from the acquisition of Magma Power Company ("Magma"). During the first quarter of 1995, the Company acquired the stock of Magma.

The acquisitions of F.S.R.I., the Acquired Companies and Magma have been accounted for as purchase business combinations pursuant to the principles of APB Opinion No. 16, "Business Combinations." In applying APB No. 16, all identifiable assets acquired and liabilities assumed are assigned a portion of the cost of acquiring F.S.R.I., the Acquired Companies and Magma, equal to their fair values at the date of the acquisitions. The net cash flow projections used for determining the fair values in the purchase accounting were those used for the acquisitions as prepared by the Company and reflect estimated cost reductions. The resulting purchase accounting adjustments are based on the fair values determined in purchase accounting and the historical financial statements of F.S.R.I., the Acquired Companies and the Partnership Projects in which the Acquired Companies have invested and Magma.

The Pro Forma Condensed Combined Unaudited Financial Data are based on the following assumptions:

      1. The acquisition of F.S.R.I., the Acquired Companies and Magma occurred at the beginning of the periods presented for statements of earnings purposes.

      2. The acquisition on April 17, 1996 of the Acquired Companies is reflected in the Company's historical June 30, 1996, consolidated historical financial statements beginning April 1, 1996. The pro forma adjustments to reflect the effect of the acquisition of the Acquired Companies are as follows:

                      A.   The adjustments which have been made
            to the assets and liabilities of the Acquired Companies to reflect the effect of the acquisitions accounted for as a purchase business combination follow:

           Property and plant                    $(101,999)
           Power sale agreements                    44,797
           Other assets and liabilities             (4,882)
                                                  --------
           Net decrease in assets
             and liabilities                     $ (62,084)
                                                  ========

                 B. The Salton Sea Funding Corporation Series D notes and Series E bonds were issued and all existing project level debt of the Partnership Projects was paid off at the beginning of the period presented.

                 C.   The pro forma adjustments to the Pro Forma
            Condensed Combined Unaudited Statements of Earnings are as follows:

                          i.   Provide depreciation and
                amortization of the fair values assigned to all identifiable assets as described below and capitalize interest on costs allocated to projects under development and construction.
                The Company's policy is to provide depreciation and amortization expense upon the commencement of revenue production over the estimated remaining useful life of the identifiable assets and to periodically assess the carrying value of such assets for possible impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121.

                               The fair value of property and
                equipment, net of salvage value, and exploration and development cost is depreciated using the straight line method over the remaining portion (approximately 23 years) of the original 30-year life.

                               Power sales agreements have been
                assigned values separately for each of (1) the remaining portion of the scheduled price periods of the power sales agreements and (2) the 20 year avoided cost periods of the power sales agreements and are being amortized separately over such periods using the straight line method.

                          ii.  Adjust interest relating to (1)
                the issuance of the Salton Sea Funding
                Corporation Series D notes and Series E bonds net of the repayment of all project level debt at the Partnership Projects and (2) the use of existing funds.

                          iii. Change in income tax expense as a
                result of pro forma adjustments which affect taxable income.

                  D.   For the year ended December 31, 1995,
             reflect the Magma Acquisition as a purchase business combination beginning January 1, 1995.

       3. The pro forma adjustments to reflect the effect of the F.S.R.I. acquisition are as follows:

                  A.   The adjustments which have been made to
             the assets and liabilities of F.S.R.I. to reflect the effect of the acquisition accounted for as a purchase business combination follow:
                Property and plant                      $ 58,050
                Power sale agreements                     46,604
                Goodwill                                  99,206
                Equity investments                       136,375
                Other assets and liabilities               8,008
                Deferred taxes                          (95,206)
                                                        --------
                Net increase in assets and
                  liabilities                           $253,037
                                                        ========

                  B.   The F.S.R.I. historical statements have
             been adjusted to reflect the exclusion of F.S.R.I. assets, liabilities and subsidiaries not acquired by the Company and eliminate historical general and administrative expenses and project development expenses of F.S.R.I. which will no longer be incurred by F.S.R.I. These F.S.R.I. assets, liabilities and subsidiaries were distributed out of F.S.R.I. prior to the acquisition of F.S.R.I.'s stock by the Company.

                      C.   The cash which the Company used to
            acquire F.S.R.I., including estimated transactions costs, has been provided for in the pro forma adjustments as follows:

            Reduce cash on hand                                 $194,000
            Increase short-term borrowings                        35,000
                                                                --------
            Total sources of cash                               $229,000
                                                                ========

             D.   The pro forma adjustments to the Pro Forma
             Condensed Combined Unaudited Statements of Earnings are as follows:

                      i.   Provide depreciation and amortization
                 of the fair values assigned to all identifiable assets as described below. The Company's policy is to provide depreciation and amortization expense upon the commencement of revenue production over the estimated remaining useful life of the identifiable assets and to periodically assess the carrying value of such assets for possible impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121.

                                The fair value of property and
                 equipment is depreciated using the straight line method over the remaining portion (between 22-28 years) of the original 30-year life.

                                Power sales agreements have been
                 assigned values for the remaining contract period and are being amortized over such period using the straight line method.

                                The fair values assigned to
                 F.S.R.I.'s equity investments are being
                 amortized over the remaining contract periods using the straight line method.

                           ii.  Record amortization of the
                 excess of the purchase price over the net assets acquired using the straight line method over the remaining weighted average useful life of the facilities acquired (25 years).

                           iii. Record anticipated incremental
                 general and administrative expenses of CECI of $850,000 per year and reclassify historical state franchise taxes from general and administrative expenses to income tax expense.

                           iv.  Adjust interest relating to (1)
                 the borrowings under the Company's revolving line of credit and (2) the use of existing funds.

                           v.   Change in income tax expense as
                 a result of pro forma adjustments which affect taxable income.


SIGNATURE


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                CalEnergy Company, Inc.



                                By: /s/ Douglas L. Anderson
                                    Douglas L. Anderson
                                    Assistant Secretary

Dated:  August 27, 1996